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EXHIBIT 23.10






INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Western Bancorp of our report dated January 19, 1996 on the statement of condition of Santa Monica Bank as of December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995, included in Form 8-K of Western Bancorp dated August 28, 1997, and to the reference to us under the heading "Experts" in the Joint Proxy Statement-Prospectus, which is part of this Registration Statement.


                                             Deloitte & Touche LLP


Los Angeles, California

September 9, 1997